Chino Commercial Bancorp Reports 44% Increase in Profits

CHINO, Calif., Jan. 9, 2012 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTC Bulletin Board: CCBC), the parent company of Chino Commercial Bank NA, announced the results of operations for the Bank and the consolidated holding company for the three and twelve months ended December 31, 2011. For the full year ended December 31, 2011 the company posted a consolidated net income of $441,401, an increase of 44.6% over net income of $305,301 for the year end 2010. Net income for the quarter ended December 31, 2011 increased 201.0% to $167,928 from $55,781 for quarter ended December 31, 2010. Net income per basic share was $0.59 for the year ended December 31, 2011, a 40.5% increase over $0.42 per share for the year ended December 31, 2010. Net income per fully diluted share for fiscal year 2011 was $0.59 a 40.5% increase from $0.42 per diluted share for fiscal year 2010. Similarly, earnings per diluted share for the fourth quarter ended December 31, 2011 were $0.22, as compared to $0.07 per diluted share for the fourth quarter of 2010.

Dann H. Bowman, President and Chief Executive Officer stated, "We have been very fortunate this year, with the Bank posting better than expected operating results. Loan quality also continues to improve with many of our customers experiencing better Sales and Earnings results this year; and at year-end the Bank had only one delinquent loan. Overall, we are becoming increasingly optimistic regarding the economy and the Inland Empire Region in general. Though we are not out of the woods yet, we believe the Bank is well positioned to benefit from the improved economic and business conditions."

Financial Condition
Non-interest bearing deposits increased 12.6% to $47.2 million at December 31, 2011 from $41.9 million at December 31, 2010. Total deposits at December 31, 2011 totaled $98.1 million, a decline of 4.8% from $103.0 million at December 31, 2010. Core deposits decreased 0.8%, to $85.9 million at December 31, 2011 from $86.6 million at December 31, 2010. The Bank's core deposits to total deposits increased to a very favorable 89.6% of total deposits at December 31, 2011 from 84.1% at December 31, 2010.

At December 31, 2011, total assets were $109.7 million, a decrease of $4.2 million or 3.7% from December 31, 2010.

Gross loans declined slightly to $56.8 million at December 31, 2011 from $60.5 million at December 31, 2010, or a decrease of 6.1%, and total investments and Federal funds sold decreased slightly to $40.1 million from $40.9 million at December 31, 2010, a 1.9% decrease.

The level of "non-performing" loans decreased during the year to $3.6 million at December 31, 2011 from $4.3 million at December 31, 2010 or a 13.5% decrease. Many of these loans have been graded as non-performing based on information contained in the borrower's income tax returns. At year-end all of the non-performing loans except one, were current on their scheduled payments. At year-end the Bank had only one loan which was more than 30 days delinquent for $171,434 and one commercial real estate property in OREO at $439,117.

The level of net loan charge-offs decreased during the year to $185,909 in 2011 from $605,125 in 2010, or a decrease of $411,455. It is important to note, however, that of the charge-offs taken in 2011 of $127,035 and in 2010 of $444,656 were charge-offs against loans that were paying as agreed. In many cases these charge-offs were taken to reflect reduced real estate collateral values.

Earnings
The Company posted net interest income of $3,732,455 for the year ended December 31, 2011 as compared to $3,892,775 for the year ended December 31, 2010. Average interest-earning assets were $93.7 million with average interest-bearing liabilities of $56.0 million yielding a net interest margin of 3.97% for the year ended December 31, 2010 as compared to average interest-bearing assets of $99.7 million with average interest-bearing liabilities of $65.2 million yielding a net interest margin of 3.90% for the year ended December 31, 2010.

The Bank posted net interest income of $926,160 for the three months ended December 31, 2011 as compared to $957,354 for the three months ended December 31, 2010. Average interest-earning assets were $93.9 million with average interest-bearing liabilities of $54.1 million yielding a net interest margin of 3.91% for the fourth quarter of 2011 as compared to average interest-earning assets of $99.6 million with average interest-bearing liabilities of $64.4 million yielding a net interest margin of 3.81% for the three months ended December 31, 2010.

Non-interest income totaled $1,347,803, or a decrease of 10.6% from $1, 506,938 earned in the year ended December 31, 2010. Service charges on deposit accounts increased $6,744, or 0.6% to $1,173,299 in 2011 due to higher volume of returned items activity. Gain on sale of foreclosed assets decreased to $61,151 in 2011 from $235,766 for the year ended December 31, 2010 due to gain on sale OREO of $61,151 received in 2011 compared to gain of foreclosed equipment totaling $127,839 and a gain on sale of OREO netting at $107,927 for the year ended December 31, 2010

Non-interest income for the quarter ended December 31, 2011 totaled $309,034 or a 29.7% decrease from the fourth quarter of 2010. The decrease is due to a gain on the sale of OREO of $107,779 recognized in the fourth quarter of 2010 that was not repeated in the fourth quarter of 2011.

General and administrative expenses were $969,519 for the three months ended December 31, 2011 or a decrease of 10.7% as compared to $1,085,983 for the three months ended December 31, 2010. General and administrative expenses were $4,118,282 for the year ended December 31, 2011 as compared to $4,195,016 for the year ended December 31, 2010. The largest component of general and administrative expenses was salary and benefits expense which totaled $535,442 for the three months ended December 31, 2011 as compared to $555,760 for the three months ended December 31, 2010. Salary and benefits expense were $2,182,644 for the year ended December 31, 2011 as compared to $2,193,710 for the year ended December 31, 2010.

The consolidated Company's income tax expense was $97,688 for the three months ended December 31, 2011 as compared to $15,319 for the three months ended December 31, 2010. Income tax expenses were $229,685 for the year ended December 31, 2011 as compared to $129,644 for the year ended December 31, 2010. The effective income tax rate for 2011 and 2010 was approximately 34% and 30%, respectively.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
December 31, 2011 and December 31, 2010

	December 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 3,358,177	$ 3,041,114
Federal funds sold	14,165,877	4,660,527
Total cash and cash equivalents	17,524,054	7,701,641

Interest-bearing deposits in other banks	13,339,252	19,378,252
Investment securities available for sale	2,972,420	4,706,994
Investment securities held to maturity (fair value approximates
$9,861,000 at December 31, 2011 and $12,302,000 at December 31, 2010)	9,652,630	12,153,915
Total investments	25,964,302	36,239,161
Loans
Real estate	46,184,898	51,459,881
Commercial	9,974,353	8,411,117
Installment	643,660	649,455
Gross loans	56,802,911	60,520,453
Unearned fees and discounts	(29,107)	(27,204)
Loans net of unearned fees and discount	56,773,804	60,493,249
Allowance for loan losses	(1,537,963)	(1,442,153)
Net loans	55,235,841	59,051,096

Accrued interest receivable	275,976	382,943
Restricted stock	667,700	626,250
Fixed assets, net	6,443,753	6,342,670
Foreclosed assets	439,317	516,534
Prepaid & other assets	3,154,650	3,053,531
Total assets	$ 109,705,593	$ 113,913,826

LIABILITIES:
Deposits
Non-interest bearing	$ 47,188,644	$ 41,909,584
Interest bearing
NOW and money market	32,241,986	36,241,586
Savings	1,809,536	2,085,092
Time deposits less than $100,000	4,700,126	6,377,430
Time deposits of $100,000 or greater	12,163,266	16,385,864
Total deposits	98,103,558	102,999,556

Accrued interest payable	139,646	104,967
Accrued expenses & other payables	897,363	700,046
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	102,233,567	106,897,569
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 749,540 shares at September 30, 2011 and at December 31, 2010.

	2,760,812	2,750,285
Retained earnings	4,631,610	4,190,208
Accumulated other comprehensive income	79,604	75,764
Total stockholders' equity	7,472,026	7,016,257
Total liabilities & stockholders' equity	$ 109,705,593	$ 113,913,826

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended		For the year ended
	December 31		December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)	(audited)
Interest income
Investment securities and due from banks	$ 114,463	$ 181,956	$ 570,394	$ 798,528
Interest on Federal funds sold	7,596	1,798	16,248	4,557
Interest and fee income on loans	939,211	1,013,777	3,732,455	4,185,291
Total interest income	1,061,270	1,197,531	4,319,097	4,988,376
Interest expense
Deposits	89,656	189,210	397,396	891,176
Other interest expense	0	6	75	575
Other borrowings	45,454	50,963	198,342	203,850
Total interest expense	135,110	240,179	595,813	1,095,601
Net interest income	926,160	957,352	3,723,284	3,892,775
Provision for loan losses	59	239,756	281,719	769,752
Net interest income after
provision for loan losses	926,101	717,596	3,441,565	3,123,023
Non-interest income
Service charges on deposit accounts	280,982	304,249	1,173,299	1,166,555
Gain on sale of foreclosed assets	0	107,779	61,151	235,766
Other miscellaneous income	7,456	7,002	32,262	27,933
Dividend income from restricted stock	2,803	2,892	11,145	7,310
Income from bank-owned life insurance	17,793	17,565	69,946	69,374
Total non-interest income	309,034	439,487	1,347,803	1,506,938
General and administrative expenses
Salaries and employee benefits	535,442	555,760	2,182,644	2,193,710
Occupancy and equipment	103,317	120,825	429,111	436,964
Data and item processing	88,525	92,287	366,487	355,520
Advertising and marketing	17,647	39,626	59,830	63,119
Legal and professional fees	44,597	67,365	355,681	280,918
Regulatory assessments	53,911	60,361	231,329	222,599
Insurance	12,467	10,047	42,703	37,997
Directors' fees and expenses	18,167	16,518	72,264	67,477
Other expenses	95,446	123,194	378,233	536,712
Total general & administrative expenses	969,519	1,085,983	4,118,282	4,195,016
Income before income tax expense	265,616	71,100	671,086	434,945
Income tax expense	97,688	15,319	229,685	129,644
Net income	$ 167,928	$ 55,781	$ 441,401	$ 305,301
Basic earnings per share	$ 0.22	$ 0.07	$ 0.59	$ 0.42
Diluted earnings per share	$ 0.22	$ 0.07	$ 0.59	$ 0.42

CHINO COMMERCIAL BANCORP Other Financial Information (unaudited)

CREDIT QUALITY	End of period
(unaudited)	December 31, 2011	December 31, 2010
Non-performing loans	$ 3,605,142	$ 4,167,573
Non-performing loans to total loans	6.35%	6.89%
Non-performing loans to total assets	3.29%	3.66%
Allowance for loan losses to total loans	2.71%	2.38%
Nonperforming assets as a percentage of total loans and OREO	7.07%	7.67%
Allowance for loan losses to non-performing loans	42.66%	34.60%

OTHER PERIOD-END STATISTICS
(unaudited)	December 31, 2011	December 31, 2010
Shareholders equity to total assets	6.81%	6.16%
Net Loans to deposits	56.30%	57.33%
Non-interest bearing deposits to total deposits	48.10%	40.69%

	For the three months ended		For the year ended
	December 31		December 31
	2011	2010	2011	2010
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	9.13%	3.25%	6.10%	4.61%
Annualized return on average assets	0.63%	0.20%	0.41%	0.27%
Net interest margin	3.91%	3.81%	3.97%	3.90%
Core efficiency ratio	78.49%	83.63%	82.20%	81.23%
Net chargeoffs to average loans	0.00%	0.18%	0.32%	1.00%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 107,300	$ 114,296	$ 107,443	$ 113,865
Average interest-earning assets	$ 93,942	$ 99,560	$ 93,745	$ 99,740
Average gross loans	$ 56,916	$ 59,900	$ 58,793	$ 60,679
Average deposits	$ 95,891	$ 103,195	$ 96,137	$ 102,776
Average equity	$ 7,360	$ 6,872	$ 7,235	$ 6,652

CONTACT: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.